UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): June 5, 2008

Network Equipment Technologies, Inc.

(Exact name of registrant as specified in its charter)

Delaware	001-10255	94-2904044
(State of incorporation)	(Commission File Number)	(IRS Employer ID No.)

6900 Paseo Padre Parkway, Fremont, California 94555, ph: (510) 713-7300

(Address of principal executive offices, including zip code, and telephone number, including area code)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

⁪	Written communications pursuant to Rule 425 under the Securities Act

⁪	Soliciting material pursuant to Rule 14a-12 under the Exchange Act

⁪	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act

⁪	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act

Item 7.01.  Regulation FD Disclosure

On June 5, 2008, Network Equipment Technologies, Inc. (the “Company”) issued a press release announcing it expects revenue for the first quarter of fiscal 2009 to be below Wall Street expectations, primarily due to a shortfall in revenue from government programs. The Company currently expects revenue for the quarter to be in the range of approximately $16 to $20 million. A copy of the press release is furnished pursuant to Item 7.01 as Exhibit 99.1 to this report, and shall not be deemed "filed" for the purposes of Section 18 of the Securities Exchange Act of 1934.

Forward-Looking Statements
The foregoing disclosure contains forward-looking statements, relating to possible future operating results, within the meaning of the safe harbor provisions of Section 21E of the Securities Exchange Act of 1934. Investors are cautioned that such statements are based on current expectations, forecasts and assumptions that involve risks and uncertainty that may cause actual results to differ materially from those expressed or implied in the forward-looking statements. Factors that could affect such results include federal government budget matters and procurement decisions, the volume and timing of orders and revenue, and product development achievements, as well as the factors identified under the heading “Risk Factors” in the Company’s Annual Report on Form 10-K for the most recent fiscal year. The Company disclaims any intention or obligation to update or revise any forward looking statements, whether as a result of new information, future events or otherwise.

Item 9.01.  Financial Statements and Exhibits

(d)	Exhibits.
99.1	Press release dated June 5, 2008

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Date: June 5, 2008

Network Equipment Technologies, Inc.
By:	/s/ FRANK SLATTERY
Name:	Frank Slattery
Title:	Vice President and General Counsel